Exhibit 10.3
June 22, 2015

Sarah Dunn

via Coach email

Amendment of Employment Terms

Dear Sarah:

As discussed, as an employee of Coach and member of the Operating Group, you will be subject to the following additional and/or modified employment policies.  Please sign the acknowledgement at the end noting your understanding and agreement.

1.	Transportation Benefits

You have previously received Transportation Benefits, which were comprised of a paid Car Allowance, as part of your remuneration. With effect from June 30, 2015, you will no longer receive Transportation Benefits and, to compensate for this change, Coach will pay you a lump sum payment on June 25, 2015 in the sum of two (2) times your annual Transportation Benefits.  You will receive $79,045.

2.	Notice of Intent to Terminate Employment

If at any time you elect to terminate your employment with Coach, including a valid retirement from Coach, you agree to provide three (3) months’ advance written notice of your intent to terminate your employment and such notice shall be provided via email to your immediate manager and the Global HR Officer.  After you have provided your required notice and through the end of the three (3) month notice period, you will continue to be an employee of Coach and you will continue to receive the same base salary as immediately prior to your notice (and, if Coach has reduced your base salary during the 60-day period immediately prior to the date upon which you provided such notice, you will receive the base salary as in effect immediately prior to such reduction during the notice period).Your duties and other obligations as an employee of Coach will continue and you’ll be expected to cooperate in the transition of your responsibilities.  Coach shall, however, have the right in its sole discretion to direct that you no longer come to work or to shorten the notice period; provided that if Coach elects to shorten such notice period, you will be entitled to continue to receive your base salary (at the same rate as if the required notice period had not been shortened) through the end of such three (3) month period. Nothing herein alters your status as an employee at-will.  Coach reserves all legal and equitable rights to enforce the advance notice provisions of this paragraph. You acknowledge and agree that your failure to comply with the notice requirements set forth in this paragraph shall result in: (i) Coach being entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach, (ii) the forfeiture of any unpaid bonus as of your last day of employment with Coach, (iii) any unvested restricted stock unit or stock option or vested stock option award held by you shall be automatically forfeited on your last day of employment with Coach, and (iv) Coach being entitled to claw back any Financial Gain (as defined below) you realize from the vesting of any Coach equity award within the twelve (12) month period immediately preceding your last day of employment with Coach.  “Financial Gain” shall have the meaning set forth in the various equity award grant agreements that you receive during your employment with Coach.

3.	Severance Arrangements

Should your employment be terminated involuntarily by Coach, other than for Cause, you will receive severance benefits equivalent to 12 months of your then current salary (and, if Coach has reduced your base salary during the 60-day period immediately prior to the date of your termination, you will receive severance based on the base salary as in effect immediately prior to such reduction). All other terms and conditions of your severance arrangements will continue to be governed by the Coach, Inc. Severance Pay Plan for Vice Presidents and Above.

4.	Other Terms and Conditions of Employment

If you accept Coach's additional terms of continued employment as outlined in this letter, our relationship will continue to be one of "employment-at-will." That means you are free, at any time, for any reason, to end your employment with Coach and that Coach may do the same, subject to the advance notice requirements set forth above under Notice of Intent to Terminate Employment.  For the purposes of this letter, termination for “cause” shall have the meaning given to such term in the employment letter between you and Coach or, if there is no definition for “cause” in any such employment letter, shall mean: (1) violation of any of Coach's rules of conduct, (2) any willful or grossly negligent breach of your duties, or (3) fraud, embezzlement or any other similar dishonest conduct.  Our agreement regarding employment-at-will may not be changed, except specifically in writing signed by both the CEO of Coach and you. All payments made hereunder are subject to the usual withholdings required by law.  In the event of a breach by you of any provision of this letter and/or any of the Company policies which are included herewith, you agree to reimburse Coach for any and all reasonable attorneys’ fees and expenses related to the enforcement of this agreement, including, but not limited to, the clawback of gains specified hereunder.

Except as specifically set forth in this letter, the terms and conditions of your employment with Coach (including the terms of any employment letter, restrictive covenants agreement or equity agreement between you and Coach) will remain in full force and effect following the effective date of this letter.

SIGNED FOR COACH		SIGNED BY SARAH DUNN

/s/ Victor Luis	6/22/2015	/s/ Sarah Dunn	6/22/2015

Victor Luis
Chief Executive Officer